Exhibit 4

                GPU, INC. STOCK OPTION AND RESTRICTED STOCK PLAN
                          FOR MYR GROUP INC. EMPLOYEES



      Set forth below are the provisions of the GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees, as adopted effective April 21, 2000 and as amended through October 4, 2001:

       1. Purpose. The purpose of the Plan is to provide for the grant of GPU Stock Options and GPU Restricted Shares to those persons whose MYR Stock Options and MYR Restricted Shares were cancelled upon consummation of the acquisition of MYR Group Inc. by GPU, Inc. pursuant to the Agreement and Plan of Merger by and among GPU, Inc., MYR Group Inc. and GPX Acquisition Corp. dated as of December 21, 1999 (the "Acquisition Agreement"), and who made timely elections under
Section 15(d) of the applicable MYR Stock Plan to receive such GPU Stock Options and GPU Restricted Shares in lieu of the cashout payments otherwise payable to them under such plan in respect of their cancelled MYR Stock Options and MYR Restricted Shares.

       2.   Definitions.   As used herein the following terms shall have the
following meanings:

      Applicable MYR Stock Plan shall mean, with respect to any MYR Stock Option or MYR Restricted Shares, the MYR Stock Plan pursuant to which such option or shares were granted and any written agreement or certificate (including all amendments thereof) evidencing such grant.

      Board of Directors shall mean the Board of Directors of the Corporation.

      Committee shall mean the Personnel, Compensation and Nominating Committee of the Board of Directors.

      Corporation shall mean GPU, Inc.

      Effective Time shall have the meaning given to such term in the Acquisition Agreement, for purposes of Sections 3 and 4; and such term shall have the meaning given to it in the Merger Agreement, for purposes of Section 8.

      GPU Common Stock shall mean shares of the common stock of the Corporation.

      GPU Restricted Shares shall mean shares of GPU Common Stock awarded subject to restrictions under Section 4 of this Plan.



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      GPU Stock Option shall mean an option  granted under this Plan to purchase shares of GPU Common Stock.

      Merger Agreement shall mean the Agreement and Plan of Merger between FirstEnergy and the Corporation dated as of August 8, 2000.

      MYR Common Stock shall mean shares of the common stock of MYR Group Inc.

      MYR Restricted Shares shall mean shares of MYR Common Stock awarded subject to restrictions under any Applicable MYR Stock Plan.

      MYR Stock Option shall mean an option to purchase shares of MYR Common Stock granted under any Applicable MYR Plan.

      MYR Stock Plan shall mean the MYR Group Inc. 1989 Stock Option and Restricted Stock Plan, as amended and restated March 20, 1996 and as further amended July 28, 1998 and April 20, 2000, the MYR Group Inc. 1990 Stock Option and Restricted Stock Plan, as amended and restated March 20, 1996 and as further amended July 28, 1998 and April 20, 2000, the MYR Group Inc. 1992 Stock Option and Restricted Stock Plan, as amended and restated March 20, 1996 and as further amended July 28, 1998 and April 20, 2000, the MYR Group Inc. 1995 Stock Option and Restricted Stock Plan, as amended and restated March 20, 1996 and as further amended July 28, 1998 and April 20, 2000, or the MYR Group Inc. 1999 Stock Option and Restricted Stock Plan, as amended April 20, 2000.

      Plan shall mean the GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees, as set forth herein and as amended from time to time.

       3. Grant of GPU Stock Options. With respect to each MYR Stock Option as to which the holder thereof made a timely Conversion Election under Section 15(d) of the Applicable MYR Stock Plan, there is hereby granted to such holder a GPU Stock Option subject to the following terms and conditions:

       (a) The number of shares that may be purchased under the GPU Stock Option so granted shall be equal to the product of the number of shares of MYR Common Stock that remained subject to the holder's MYR Stock Option immediately prior to the Effective Time, multiplied by 1.0199, with the resulting number of shares rounded up to the nearest whole share.

       (b) The per share price at which shares may be purchased under the GPU Stock Option so granted shall be equal to quotient of the per share price at which shares of MYR Common Stock could have been purchased upon exercise of the holder's MYR Stock

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Option,  divided by 1.0199,  with the  resulting per share price rounded down to the nearest whole cent.

       (c) Except as otherwise provided herein , each GPU Stock Option granted hereunder shall be subject to the same terms and conditions (including, without limitation, the same date of grant, the same date or dates on which the option becomes exercisable, the same percentages of the shares subject to the option that can be purchased on each exercise date, and the same date of expiration of the term of the option) as the MYR Stock Option in respect of which such GPU Stock Option was granted, as set forth in the Applicable MYR Stock Plan, except that no payments shall be made to the holder of a GPU Stock Option in respect of dividends paid on shares of GPU Common Stock covered by such option.

       4. Grant of GPU Restricted Shares. With respect to all MYR Restricted Shares which were awarded to the holder thereof on the same date and as to which the holder made a timely Conversion Election under Section 15(d) of the Applicable MYR Stock Plan, there is hereby granted to such holder a number of GPU Restricted Shares equal to the product of the number of such MYR shares, multiplied by 1.0199, with the resulting number of GPU Restricted Shares rounded up to the nearest whole share. Except as otherwise provided herein, the GPU Restricted Shares so granted shall be subject to the same terms and conditions (including, without limitation, the same restrictions on the transfer of such shares, the same period during which the shares are to remain subject to such restrictions, and the same provisions for forfeiture of the shares upon termination of employment before the expiration of such period) to which the holder's MYR Restricted Shares were subject, as set forth in the Applicable MYR Stock Plan.

       5. Administration. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. The Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan. The Committee also shall have all of the rights, powers and authority with respect to the GPU Stock Options and GPU Restricted Shares granted under this Plan as the "Committee", as defined in the Applicable MYR Plan, had with respect to the MYR Stock Options and MYR Restricted Shares in respect of which such GPU Stock Options or GPU Restricted Shares were granted. The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of

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the Plan to any one or more  officers or  employees  of the  Corporation  or any subsidiary of the Corporation. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties.

       6. Amendment. The Board of Directors may, with prospective or retroactive effect, amend the Plan or any portion thereof at any time; provided, however, that no amendment of the Plan shall deprive any holder of a GPU Stock Option or any GPU Restricted Shares of any rights with respect to such option or shares without his or her written consent.

       7. Successor Corporation. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation.

       8. FirstEnergy Merger Provisions. Notwithstanding any other provision to the contrary in this Plan, the provisions of this Section 8 shall apply upon the merger of the Corporation with FirstEnergy Corp. ("FirstEnergy") pursuant to the Merger Agreement (the "Merger"). Unless otherwise defined in this Section 8 or elsewhere in the Plan, each capitalized term used in this Section 8 shall have the meaning given to such term in the Merger Agreement.

       (a) At the Effective Time, each outstanding GPU Stock Option granted under Section 3 of the Plan shall automatically become an option (a "FirstEnergy Option") to purchase a number of shares of FirstEnergy Common Stock equal to the product of the number of shares of GPU Common Stock that are then still subject to the GPU Option multiplied by the Exchange Ratio as adjusted in accordance with Section 2.01(m) of the Merger Agreement (with the resulting number of shares rounded up or down to the nearest whole share), at an exercise price per share of FirstEnergy Common Stock equal to the quotient of the exercise price for the purchase of shares under the GPU Option divided by the Exchange Ratio as adjusted in accordance with Section 2.01(m) of the Merger Agreement (with the resulting exercise price rounded up or down to the nearest whole cent).

       (b) Except as otherwise provided in subsection (a) above, each FirstEnergy Option issued pursuant to subsection (a) shall be subject to the same terms and conditions as the GPU Stock Option with respect to which it was issued, as provided in this Plan and in any written agreement or certificate evidencing the grant of such option hereunder.

       (c) At the Effective Time, each of the GPU Restricted Shares granted under Section 4 of the Plan that are then still

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subject  to  restrictions  shall be  automatically  converted  into the right to receive the Merger Consideration with respect to such shares upon the same terms and conditions (including the right to make an Election as to the form in which the Merger Consideration will be paid with respect to such shares, subject to the terms of the Merger Agreement) as are applicable under the Merger Agreement to all shares of GPU Common Stock (other than Dissenting Shares and shares canceled under Section 2.01(b) of the Merger Agreement) outstanding immediately prior to the Effective Time, subject however to the following:

             (i) The amount of cash included in the Merger Consideration payable with respect to any of a holder's GPU Restricted Shares shall be paid to the holder in cash in a single lump sum, without interest, on the Lapse Date applicable to such shares, or as soon as practicable thereafter. As used herein, the term "Lapse Date" shall mean, with respect to any of a holder's GPU Restricted Shares, the date on which the restrictions to which such shares were subject immediately prior to the Effective Time would have lapsed under the provisions of Section 4 hereof and the Restricted Share Agreement evidencing the grant of such shares, in the absence of the Merger.

            (ii) The shares of FirstEnergy Common Stock included in the Merger Consideration payable with respect to any of a holder's GPU Restricted Shares shall be registered in the name of the holder, or for his or her benefit, either individually or collectively with others, as of the date on which the Merger becomes effective, but they shall be issued subject to the same terms and conditions (including, without limitation, the same restrictions on the transfer of such shares, the same periods during which the shares are to remain subject to such restrictions, and the same provisions for forfeiture of the shares upon termination of employment before the expiration of such periods) as were applicable to the GPU Restricted Shares with respect to which such shares are issued, as set forth in Section 4 hereof and in the Restricted Share Agreements evidencing the grant of such GPU Restricted Shares.

            (iii) If the holder of any GPU Restricted Shares should terminate employment with the Corporation and its subsidiaries prior to the Lapse Date applicable to such shares, the holder's right to receive the Merger Consideration otherwise payable with respect to such shares shall be forfeited, except to the extent the Committee, in its discretion, otherwise determines.

            (iv) A proportionate part of the total amount of cash, and a proportionate part of the total number of shares of FirstEnergy Common Stock, included in the Merger

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       Consideration  payable with  respect to all of a holder's GPU  Restricted
       Shares that are still subject to restrictions immediately prior to the Effective Time shall be treated as included in the Merger Consideration payable with respect to each such GPU Restricted Share.

      (d) With respect to all periods beginning after the Effective Time, the terms "Corporation" and "Committee", as used in this Plan, shall mean FirstEnergy Corp. and the Compensation Committee of the Board of Directors respectively.





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